EXHIBIT 99.1

Utah Medical Products, Inc. Announces Special Dividend

Contact: Crystal Rios	November 2, 2021
(801) 566-1200

Salt Lake City, Utah -Utah Medical Products, Inc. (Nasdaq: UTMD) announces that its Board of Directors approved a special cash dividend of two dollars ($2.00) per share of common stock payable on December 29, 2021 to stockholders of record at the close of business on December 15, 2021. This dividend replaces the normal quarterly dividend, and will be paid in December rather than in early 2022.

A key long term UTMD business objective has been to maximize returns for its stockholders. In recent years, the annual dividend distributed has been about $4 million per year.  In 2019 and in 2021 to date (excluding the 2020 pandemic year in which net income was temporarily depressed), dividends represented about 28% of UTMD’s net income (after a provision for corporate income taxes).

Chairman Kevin Cornwell states, “I would like to help explain the rationale for this $7.3 million special dividend:

A) UTMD generally endeavors to utilize cash not needed to support normal operations in one or a combination of the following:

1) to continue to invest at an opportune time in ways that will enhance future profitability;

2) to make additional investments in new technology and/or processes; and/or

3) to acquire a product line or another company that will augment revenue and EPS growth, better utilizing UTMD’s existing infrastructure.

According to its SEC filings, when UTMD has grown cash beyond these three strategic uses, the Company will continue to return cash to stockholders in the form of dividends and share repurchases when the stock appears undervalued.

At September 30, 2021 UTMD’s cash and investment balances at $64.3 million were $12.7 million higher than at December 31, 2020 despite having previously paid $3.1 million in dividends during the first nine months of 2021. During 2020, in addition to paying $4.1 million in dividends to stockholders, UTMD used $7.0 million of cash to repurchase its shares in the open market, thus improving remaining stockholders’ value. Because the Company has not been able to repurchase shares in 2021, the special dividend can be viewed as the Board of Directors returning cash in the form of a dividend in lieu of repurchasing shares.

B)  For investors subject to income taxes on dividends, a larger and earlier dividend payment should be of benefit given anticipated changes in 2022 U.S. income tax provisions.

C)  UTMD will retain its ability to allocate cash according to the three strategic uses above after distribution of this special dividend, because management estimates that the Company’s cash balance at December 31, 2021 will remain close to what was at September 30, 2021 due to continued excellent operating performance.”

Investors are cautioned that this press release contains forward looking statements and that actual events may differ from those projected or expected.

Utah Medical Products, Inc., with particular interest in health care for women and their babies, develops, manufactures and markets a broad range of disposable and reusable specialty medical devices recognized by clinicians in over a hundred countries around the world as the standard for obtaining optimal long term outcomes for their patients.  For more information about Utah Medical Products, Inc., visit UTMD’s website at www.utahmed.com.